                                                                EXHIBIT (17)(q)


                        THE BFM INSTITUTIONAL TRUST INC.


                      Statement of Additional Information
                              dated April 3, 1995

     The BFM Institutional Trust Inc. (the "Trust") is a no-load, open-end management investment company currently consisting of sixteen investment
portfolios.    The eight non-diversified investment portfolios (the
"Portfolios") described in this Statement of Additional Information consist of The Investment Grade Multi-Sector Mortgage Securities Portfolio (the "Investment Grade Multi-Sector Portfolio"), The Multi-Sector Mortgage Securities Portfolio II and The Multi-Sector Mortgage Securities Portfolios III-VIII (collectively, the "Multi-Sector Portfolios II-VIII"). BlackRock Financial Management Inc. (formerly, BlackRock Financial Management L.P.) serves as investment adviser (the "Adviser") to the Trust.

     The Trust's address is 345 Park Avenue, New York, New York 10154, and its telephone number is (212) 754-5560.

     This Statement of Additional Information is not a prospectus and should be read in conjunction with the Trust's Prospectus dated April 3, 1995 a copy of which may be obtained from the Trust upon request.

                               TABLE OF CONTENTS

                                                                          PAGE
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
Investment Objective and Policies  . . . . . . . . . . . . . . . . . .   B-2
Investment Restrictions  . . . . . . . . . . . . . . . . . . . . . . .   B-10
Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . .   B-11
Management of the Trust  . . . . . . . . . . . . . . . . . . . . . . .   B-13
Distribution and Stockholder Servicing Plan  . . . . . . . . . . . . .   B-15
Portfolio Transactions and Brokerage   . . . . . . . . . . . . . . . .   B-16
Net Asset Value  . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-17
Purchase and Redemption of Shares  . . . . . . . . . . . . . . . . . .   B-18
Taxes, Dividends and Distributions   . . . . . . . . . . . . . . . . .   B-18
Performance Information  . . . . . . . . . . . . . . . . . . . . . . .   B-20
Custodian, Transfer and Dividend Disbursing Agents   . . . . . . . . .   B-20
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-21
Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . .   B-22





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                       INVESTMENT OBJECTIVES AND POLICIES

     For a description of the objectives and policies of the Portfolios, see "Description of the Trust -- Investment Objectives and Policies" in the Prospectus. In accordance with the applicable provisions of the 1940 Act, a Portfolio will maintain with its custodian a segregated account of cash, cash equivalents, U.S. Government securities or other high grade liquid debt to the extent a Portfolio's obligations require segregation from the use of investment practices listed below. The following information is provided for those investors desiring information in addition to that contained in the Prospectus.

OTHER INVESTMENT PRACTICES

     Interest Rate Transactions. Each Portfolio may enter into interest rate swaps and the purchase or sale of interest rate caps and floors. A Portfolio expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio as a duration management technique or to protect against any increase in the price of securities that the Portfolio anticipates purchasing at a later date. The Portfolios will ordinarily use these transactions as a hedge or for duration or risk management although each Portfolio (other than Multi-Sector Portfolio III) is permitted to enter into them to enhance income or gain. A Portfolio will not sell interest rate caps or floors that it does not own. Interest rate swaps involve the exchange by a Portfolio with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.

     Each Portfolio may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, and will usually enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with a Portfolio receiving or paying, as the case may be, only the net amount of the two payments on the payment dates. A Portfolio will accrue the net amount of the excess, if any, of the Portfolio's obligations over its entitlements with respect to each interest rate swap on a daily basis and will segregate with a custodian an amount of cash or liquid high grade securities having an aggregate net asset value at all times at least equal to the accrued excess. If there is a default by the other party to such a transaction, the Portfolio will have contractual remedies pursuant to the agreements related to the transaction.

     Futures Contracts and Options on Futures Contracts.   Each Portfolio may
also enter into contracts for the purchase or sale for future delivery ("futures contracts") of debt securities, aggregates of debt securities or indices or prices thereof, other financial indices and U.S. government debt securities or options on the above. A Portfolio will ordinarily engage in such transactions only for bona fide hedging, risk management (including duration management) and other portfolio management purposes. However, each Portfolio (other than Multi-Sector Portfolio III) may also enter into such transactions to enhance income or gain, in accordance with the rules and regulations of the CFTC, which currently provide that no such transaction may be entered into for non-bona fide hedging purposes if at such time more than 5% of a Portfolio's net assets would be posted as initial margin or premiums with respect to such non-bona fide transactions.

     Calls on Securities, Indices and Futures Contracts.    Each portfolio may
sell or purchase call options ("calls") on U.S. Treasury securities, corporate debt securities, mortgage-backed securities, asset-backed securities, zero coupon securities, other debt securities, indices, Eurodollar instruments that are traded on U.S. and foreign securities exchanges and in the over-the-counter markets and future contracts. A call gives the purchaser of the option the right to buy, and obligates the seller to sell, the underlying





                                      B-2
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security, futures contract or index at the exercise price at any time or at a specified time during the option period. All such calls sold by a Portfolio must be "covered" as long as the call is outstanding (i.e., the Portfolio must own the securities or futures contract subject to the call or other securities acceptable for applicable escrow requirements). A call sold by a Portfolio exposes the Portfolio during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security, index or futures contract and may require a Portfolio to hold a security or futures contract which it might otherwise have sold. The purchase of a call gives a Portfolio the right to buy a security, futures contract or index at a fixed price. Calls on futures on U.S. Treasury securities, Mortgage-Backed Securities, other debt securities and Eurodollar instruments must also be covered by deliverable securities or the futures contract or by liquid high grade debt securities segregated to satisfy a Portfolio's obligations pursuant to such instruments.

     Puts on Securities, Indices and Futures Contracts. Each Portfolio may purchase put options ("puts") that relate to U.S. Treasury securities, Mortgage-Backed Securities, other debt securities and Eurodollar instruments (whether or not it holds such securities in its portfolio), indices or futures contracts. A Portfolio may also sell puts on U.S. Treasury securities, Mortgage-Backed Securities, other debt securities, Eurodollar instruments, indices or futures contracts on such securities if the Portfolio's contingent obligations on such puts are secured by segregated assets consisting of cash or liquid high grade debt securities having a value not less than the exercise price. A Portfolio will not sell puts if, as a result, more than 50% of the Portfolio's assets would be required to cover its potential obligations under its hedging and other investment transactions. In selling puts, there is a risk that the Portfolio may be required to buy the underlying instrument at a price higher than the current market price.

     Short Sales. Each Portfolio (other than Multi-Sector Portfolio III) may make short sales of securities. A short sale is a transaction in which a Portfolio sells a security it does not own in anticipation that the market price of that security will decline. A Portfolio may make short sales to hedge positioning for duration and risk management in order to maintain portfolio flexibility or to enhance income or gain. Short sales will be made in compliance with applicable regulatory requirements and will be fully collateralized at all times.

     When a Portfolio makes a short sale, it must borrow the security sold short and deliver it to the broker-dealer through which it made the short sale as collateral for its obligation to deliver the security upon conclusion of the sale. A Portfolio may have to pay a fee to borrow particular securities and is often obligated to pay over any payments received on such borrowed securities.

     A Portfolio's obligation to replace the borrowed security will be secured by collateral deposited with the broker-dealer, usually cash, U.S. government securities or other high grade liquid securities. The Portfolio will also be required to segregate similar collateral with its custodian to the extent, if any, necessary so that the aggregate collateral value is at all times at least equal to the current market value of the security sold short. Depending on arrangements made with the broker-dealer from which it borrowed the security regarding payment over of any payments received by the Portfolio on such security, a Portfolio may not receive any payments (including interest) on its collateral deposited with such broker-dealer.

     If the price of the security sold short increases between the time of the short sale and the time a Portfolio replaces the borrowed security, the Portfolio will incur a loss; conversely, if the price declines, the Portfolio will realize a gain. Any gain will be decreased, and any loss increased, by the transaction costs described above. Although a Portfolio's gain is limited to the price at which it sold the security short, its potential loss is theoretically unlimited.

     No Portfolio will make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 25% of the value of its total assets and the Portfolio's aggregate short sales of a particular class of securities exceeds 25% of the outstanding securities of that class. A Portfolio may





                                      B-3
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also make short sales "against the box" without respect to such limitations.
In this type of short sale, at the time of the sale, the Portfolio owns or has the immediate and unconditional right to acquire at no additional cost the identical security.

     When-Issued and Forward Commitment Securities. Each Portfolio may also purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis. When such transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities take place at a later date. When-issued securities and forward commitments may be sold prior to the settlement date, but a Portfolio will enter into when-issued and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be. If the Portfolio disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it can incur a gain or loss. At the time a Portfolio enters into a transaction on a when-issued or forward commitment basis, it will segregate with its custodian cash or other liquid high grade debt securities with a value not less than the value of the when-issued or forward commitment securities. The value of these assets will be monitored daily to ensure that their marked to market value will at all times equal or exceed the corresponding obligations of the Portfolio. There is always a risk that the securities may not be delivered and that a Portfolio may incur a loss. Settlements in the ordinary course, which typically occur monthly for mortgage-related securities, are not treated by a Portfolio as when-issued or forward commitment transactions and accordingly are not subject to the foregoing restrictions.

     Repurchase Agreements. Each Portfolio may invest temporarily, without limitation, in repurchase agreements, which are agreements pursuant to which securities are acquired by a Portfolio from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date. These agreements may be made with respect to any of the portfolio securities in which the Portfolios are authorized to invest. Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the SEC. Each Portfolio may enter into repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and
(ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Trust's board of directors ("Qualified Institutions"). The Adviser will monitor the continued creditworthiness of Qualified Institutions, subject to the supervision of the Trust's Board of Directors. The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security. The collateral is marked to market daily. Such agreements permit the Portfolio to keep all its assets earning interest while retaining "overnight" flexibility in pursuit of investments of a longer-term nature.

     The use of repurchase agreements involves certain risks. For example, if the seller of securities under a repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, a Portfolio will seek to dispose of such securities, which action could involve costs or delays. If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, a Portfolio's ability to dispose of the underlying securities may be restricted. Finally, it is possible that a Portfolio may not be able to substantiate its interest in the underlying securities. To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest. If the seller fails to repurchase the securities, a Portfolio may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

     Restricted and Illiquid Securities. Each Portfolio may purchase certain restricted securities ("Rule 144A securities") eligible for sale to qualified institutional buyers as contemplated by Rule 144A under the Securities Act of 1933. Rule 144A provides an exemption from the registration requirements of the Securities Act of 1933 for the resale of certain restricted securities to qualified institutional buyers. One effect of Rule 144A is that certain restricted securities may now be liquid, though no assurance can be given that a liquid market for Rule 144A securities will develop or be maintained. A Portfolio's holdings





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of Rule 144A securities which are liquid securities will not be subject to its limitation on investment in illiquid securities. The Trust's board of directors has adopted policies and procedures for the purpose of determining whether securities that are eligible for resale under Rule 144A are liquid or illiquid. The board of directors will periodically review the Portfolio's purchases and sales of Rule 144A securities.

     Lending of Securities.  Each Portfolio (other than Multi-Sector Portfolio
III) may lend its portfolio securities to Qualified Institutions. By lending its portfolio securities, a Portfolio attempts to increase its income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that may occur during the term of the loan will be for the account of the Portfolio. A Portfolio may lend its portfolio securities so long as the terms and the structure of such loans are not inconsistent with the requirements of the 1940 Act, which currently require that (a) the borrower pledge and maintain with the Portfolio collateral consisting of cash, a letter of credit issued by a domestic U.S. bank, or securities issued or guaranteed by the U.S. government having a value at all times not less than 100% of the value of the securities loaned, (b) the borrower add to such collateral whenever the price of the securities loaned rises (i.e., the value of the loan is "marked to the market" on a daily basis), (c) the loan be made subject to termination by the Portfolio at any time and (d) the Portfolio receive reasonable interest on the loan (which may include the Portfolio's investing any cash collateral in interest bearing short-term investments), any distributions on the loaned securities and any increase in their market value. A Portfolio will not lend portfolio securities if, as a result, the aggregate of such loans exceeds 33 1/3% of the value of the Portfolio's total assets (including such loans). Loan arrangements made by a Portfolio will comply with all other applicable regulatory requirements, including the rules of the New York Stock Exchange, which rules presently require the borrower, after notice, to redeliver the securities within the normal settlement time of five business days. All relevant facts and circumstances, including the creditworthiness of the Qualified Institution, will be monitored by the Adviser, and will be considered in making decisions with respect to lending of securities, subject to review by the Trust's board of directors.

     Each Portfolio may pay reasonable negotiated fees in connection with loaned securities, so long as such fees are set forth in a written contract and approved by the Trust's board of directors. In addition, voting rights may pass with the loaned securities, but if a material event were to occur affecting such a loan, the loan must be called and the securities voted.

OTHER INVESTMENTS

U.S. Government Securities

     U.S. Government securities include:

               (1) U.S. Treasury bills (maturities of one year or less), U.S. Treasury notes (maturities of one to ten years) and U.S. Treasury bonds (generally maturities of greater than ten years), all of which are direct obligations of the U.S. Government and, as such, are backed by the "full faith and credit" of the United States.

               (2) Securities issued by agencies and instrumentalities of the U.S. Government which are backed by the full faith and credit of the United States. Among the agencies and instrumentalities issuing such obligations are the Federal Housing Administration, the Government National Mortgage Association (GNMA), the Department of Housing and Urban Development, the Export-Import Bank, the Farmers Home Administration (FHA), the General Services Administration, the Maritime Administration and the Small Business Administration. The maturities of such obligations range from three months to 30 years.

               (3) Securities issued by agencies and instrumentalities which are not backed by the full faith and credit of the United States, but whose issuing agency or instrumentality may borrow,





                                      B-5
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          to meet its obligations, from the U.S. Treasury. Among the agencies and instrumentalities issuing such obligations are the Tennessee Valley Authority, the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the U.S. Postal Service.

               (4) Securities issued by agencies and instrumentalities which are not backed by the full faith and credit of the United States, but which are backed by the credit of the issuing agency or instrumentality. Among the agencies and instrumentalities issuing such obligations are the Federal Farm Credit System and the Federal Home Loan Bank.

     Neither the value nor the yield of the Portfolio's shares or of the U.S. Government securities which may be invested in by the Portfolio are guaranteed by the U.S. Government. Such values and yield will fluctuate with changes in prevailing interest rates and other factors. Generally, as prevailing interest rates rise, the value of any U.S. Government securities held by the Portfolio will fall. Such securities with longer maturities generally tend to produce higher yields and are subject to greater market fluctuation, as a result of changes in interest rates, than debt securities with shorter maturities.

     The Portfolios (except for Multi-Sector Portfolio III) may purchase "zero coupon" Treasury securities. These are U.S. Treasury bills, notes and bonds which have been stripped of their unmatured interest coupons or which are certificates representing interests in such stripped debt obligations. Such securities are purchased at a discount from their face amount giving the purchaser the right to receive their full value at maturity. A zero coupon security pays no interest to its holder during its life. Its value to an investor consists of the difference between its face value at the time of maturity and the price for which it was acquired, which is generally an amount significantly less than its face value (sometimes referred to as a "deep discount" price).

     The interest rate on such securities is automatically compounded and paid out at maturity. While such compounding at a constant rate eliminates the risk of receiving lower yields upon reinvestment of interest if prevailing interest rates decline, the owner of a zero coupon security will be unable to participate in higher yields upon reinvestment of interest received if prevailing interest rates rise. For this reason, zero coupon securities are subject to substantially greater market price fluctuations during periods of changing prevailing interest rates than are comparable debt securities which make current distributions of interest. Current federal tax law requires that a holder (such as a Portfolio) of a zero coupon security accrue a portion of the discount at which the security was purchased as income each year even though the Portfolio receives no interest payments in cash on the security during the year.

     Currently the only U.S. Treasury security issued without coupons is the Treasury bill. However, a number of banks and brokerage firms have separated (stripped) the principal portions from the coupon portions of U.S. Treasury bonds and notes and sold them separately in the form of receipts or certificates representing undivided interests in these instruments. These instruments are generally held by a bank in a custodial or trust account.

Mortgage-Backed Securities

     As discussed in the Prospectus, the Mortgage-Backed securities purchased by the Portfolio evidence an interest in a specific pool of mortgages. Such securities are issued by GNMA, FNMA and FHLMC and by private issuers, such as depository institutions, mortgage banks, investment banks and special purpose subsidiaries of the foregoing.

     GNMA Certificates. GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development. The National Housing Act of 1934, as amended (the Housing Act), authorized GNMA to guarantee the timely payment of the principal of and interest on certificates that are based on and backed by a pool of mortgage loans insured by the Federal Housing





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Administration under the Housing Act, or Title V of the Housing Act of 1949
(FHA Loans), or guaranteed by the Veterans' Administration under the Servicemen's Readjustment Act of 1944, as amended (VA Loans), or by pools of other eligible mortgage loans. The Housing Act provides that the full faith and credit of the U.S. Government is pledged to the payment of all amounts that may be required to be paid under the guarantee. In order to meet its obligations under such guarantee, GNMA is authorized to borrow from the U.S. Treasury with no limitations as to amount.

     The GNMA certificates will represent a pro rata interest in one or more pools of the following types of mortgage loans: (i) fixed rate level payment mortgage loans; (ii) fixed rate graduated payment mortgage loans; (iii) fixed rate growing equity mortgage loans; (iv) fixed rate mortgage loans secured by manufactured (mobile) homes; (v) mortgage loans on multifamily residential properties under construction; (vi) mortgage loans on completed multifamily projects; (vii) fixed rate mortgage loans as to which escrowed funds are used to reduce the borrower's monthly payments during the early years of the mortgage loans ("buydown" mortgage loans); (viii) mortgage loans that provide for adjustments in payments based on periodic changes in interest rates or in other payment terms of the mortgage loans; and (ix) mortgage-backed serial notes. All of these mortgage loans will be FHA Loans or VA Loans and, except as otherwise specified above, will be fully-amortizing loans secured by first liens on one-to four-family housing units.

     FNMA Certificates. FNMA is a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act. FNMA was originally established in 1938 as a U.S. Government agency to provide supplemental liquidity to the mortgage market and was transformed into a stockholder owned and privately managed corporation by legislation enacted in 1968. FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA acquires funds to purchase home mortgage loans from many capital market investors that may not ordinarily invest in mortgage loans directly, thereby expanding the total amount of funds available for housing.

     Each FNMA certificate will entitle the registered holder thereof to receive amounts representing such holder's pro rata interest in scheduled principal payments and interest payments (at such FNMA certificate's pass-through rate, which is net of any servicing and guarantee fees on the underlying mortgage loans), and any principal prepayments on the mortgage loans in the pool represented by such FNMA certificate and such holder's proportionate interest in the full principal amount of any foreclosed or otherwise finally liquidated mortgage loan. The full and timely payment of principal of and interest on each FNMA certificate will be guaranteed by FNMA, which guarantee is not backed by the full faith and credit of the U.S. Government.

     Each FNMA certificate will represent a pro rata interest in one or more pools of FHA Loans, VA Loans or conventional mortgage loans (i.e., mortgage loans that are not insured or guaranteed by any governmental agency) of the following types: (i) fixed rate level payment mortgage loans; (ii) fixed rate graduated payment mortgage loans; and (iii) adjustable rate mortgage loans.

     FHLMC Certificates. FHLMC is a corporate instrumentality of the United States created pursuant to the Emergency Home Finance Act of 1970, as amended (the FHLMC Act). FHLMC was established primarily for the purpose of increasing the availability of mortgage credit for the financing of needed housing. The principal activity of FHLMC currently consists of the purchase of first lien, conventional, residential mortgage loans and participation interests in such mortgage loans and the resale of the mortgage loans so purchased in the form of mortgage securities, primarily FHLMC certificates.

     FHLMC guarantees to each registered holder of a FHLMC certificate the timely payment of interest at the rate provided for by such FHLMC certificate, whether or not received. FHLMC also guarantees to each registered holder of a FHLMC certificate ultimate collection of all principal of the related mortgage loans, without any offset or deduction, but does not, generally, guarantee the timely payment





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
of scheduled principal. FHLMC may remit the amount due on account of its guarantee of collection of principal at any time after default on an underlying mortgage loan, but not later than 30 days following (i) foreclosure sale, (ii) payment of a claim by any mortgage insurer or (iii) the expiration of any right of redemption, whichever occurs later, but in any event no later than one year after demand has been made upon the mortgagor for accelerated payment of principal. The obligations of FHLMC under its guarantee are obligations solely of FHLMC and are not backed by the full faith and credit of the U.S. Government.

     FHLMC certificates represent a pro rata interest in a group of mortgage loans (a FHLMC certificate group) purchased by FHLMC. The mortgage loans underlying the FHLMC certificates will consist of fixed rate or adjustable rate mortgage loans with original terms to maturity of between ten and thirty years, substantially all of which are secured by first liens on one- to four-family residential properties or multifamily projects. Each mortgage loan must meet the applicable standards set forth in the FHLMC Act. A FHLMC certificate group may include whole loans, participation interests in whole loans and undivided interests in whole loans and participations comprising another FHLMC certificate group.

     Adjustable Rate Mortgage Securities. Adjustable rate mortgage securities are pass-through mortgage securities collateralized by mortgages with adjustable rather than fixed rates ("ARMs"). ARMs eligible for inclusion in a mortgage pool generally provide for a fixed initial mortgage interest rate for either the first three, six, twelve, thirteen, thirty-six or sixty scheduled monthly payments. Thereafter, the interest rates are subject to periodic adjustment based on changes to a designated benchmark index.

     ARMs contain maximum and minimum rates beyond which the mortgage interest rate may not vary over the lifetime of the mortgage. In addition, certain ARMs provide for additional limitations on the maximum amount by which the mortgage interest rate may adjust for any single adjustment period. Alternatively, certain ARMs contain limitations on changes in the required monthly payment. In the event that a monthly payment is not sufficient to pay the interest accruing on an ARM, any such excess interest is added to the principal balance of the mortgage loan, which is repaid through future monthly payments. If the monthly payment for such an instrument exceeds the sum of the interest accrued at the applicable mortgage interest rate and the principal payment required at such point to amortize the outstanding principal balance over the remaining term of the loan, the excess is utilized to reduce the then outstanding principal balance of the ARM.

     Collateralized Mortgage Obligations and Multi-class Pass-Through Securities. Collateralized mortgage obligations or "CMOs" are debt obligations collateralized by mortgage loans or mortgage pass-through securities. Typically, CMOs are collateralized by GNMA, FNMA or FHLMC certificates, but also may be collateralized by whole loans or private mortgage pass-through securities (collectively, "Mortgage Assets"). Multi-class pass-through securities are equity interests in a trust composed of Mortgage Assets. Unless the context indicates otherwise, all references herein to CMOs include multi-class pass-through certificates. Payments of principal of and interest on the Mortgage Assets, and any reinvestment income thereon, provide the funds to pay debt service on the CMOs or make scheduled distributions on the multi-class pass-through securities. CMOs may be issued by agencies or instrumentalities of the U.S. Government, or by private originators of, or investors in, mortgage loans, including depository institutions, mortgage banks, investment banks and special purpose subsidiaries of the foregoing. The issuer of CMOs or multi-class pass-through securities may elect to be treated as a Real Estate Mortgage Investment Conduit ("REMIC").

     In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of CMOs, often referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Principal prepayments on the Mortgage Assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates. Interest is paid or accrues on all classes of the CMOs on a monthly, quarterly or semi-annual basis. The principal of and interest on the Mortgage Assets may be allocated among the several classes of a CMO series in a number of different ways. Generally, the purpose of the allocation of the cash flow of a CMO to the various classes is to obtain a more predictable cash flow to the individual tranches than exists with the underlying collateral of the CMO. As a general rule, the more predictable the cash flow is on a CMO tranche, the lower the anticipated yield will be on that tranche at the time of issuance relative to prevailing market yields on Mortgage-Backed securities.

     The Portfolio also may invest in, among other things, parallel-pay CMOs and Planned Amortization Class CMOs ("PAC Bonds"). Parallel-pay CMOs are structured to provide payments of principal on each payment date to more than one class. These simultaneous payments are taken into account in calculating the stated maturity date or final distribution date of each class, which, as with other CMO structures, must be retired by its stated maturity date or final distribution date but may be retired earlier. PAC Bonds generally require payments of a specified amount of principal on each payment date. PAC Bonds are parallel-pay CMOs with the required principal payment on such securities having the highest priority after interest has been paid to all classes.

     The Portfolios may invest in CMO residuals. The residual in a CMO structure generally represents the interest in any excess cash flow remaining after making required payments of principal of and interest on the CMOs and related administrative expenses of the issuer.

          Types of Credit Enhancement

     Mortgage-Backed Securities and Asset-Backed Securities are often backed by a pool of assets representing the obligations of a number of different parties. To lessen the effect of failures by obligors on underlying assets to make payments, those securities may contain elements of credit support, which fall into two categories: (i) liquidity protection and (ii) protection against losses resulting from ultimate default by an obligor on the underlying assets. Liquidity protection refers to the provision of advances, generally by the entity administering the pool of assets, to ensure that the receipt of payments on the underlying pool occurs in a timely fashion. Protection against losses resulting from default ensures ultimate payment of the obligations on at least a portion of the assets in the pool. This protection may be provided through guarantees, insurance policies or letters of credit obtained by the issuer or sponsor from third parties, through various means of structuring the transaction or through a combination of such approaches. The Portfolios will not pay any additional fees for credit support, although the existence of credit support may increase the price of a security.

     Examples of credit support arising out of the structure of the transaction include "senior-subordinated securities" (multiple class securities with one or more classes subordinate to other classes as to the payment of principal thereof and interest thereon, with the result that defaults on the underlying assets are borne first by the holders of the subordinated class), creation of "reserve funds" (where cash or investments, sometimes funded from a portion of the payments on the underlying assets, are held in reserve against future losses) and "overcollateralization" (where the scheduled payments on, or the principal amount of, the underlying assets exceeds that required to make payment of the securities and pay any servicing or other fees). The degree of credit support provided for each issue is generally based on historical information respecting the level of credit risk associated with the underlying assets. Delinquencies or losses in excess of those anticipated could adversely affect the return on an investment in such issue.

     Risk Factors Relating to Mortgage-Backed and Asset-Backed Securities

     The yield characteristics of Mortgage-Backed and Asset-Backed Securities differ from traditional debt securities. Among the major differences are that interest and principal payments are made more frequently, usually monthly, and that principal may be prepaid at any time because the underlying mortgage loans or other assets generally may be prepaid at any time. As a result, if a Portfolio purchases such a security at a premium, a prepayment rate that is faster than expected will reduce yield to maturity, while a prepayment rate that is slower than expected will have the opposite effect of increasing yield to maturity. Alternatively, if the Portfolio purchases these securities at a discount, faster than expected prepayments will increase, while slower than expected prepayments will reduce, yield to maturity. The Portfolios may (except Multi-Sector Portfolio III) invest a portion of their assets in derivative Mortgage-Backed Securities such as Stripped Mortgage-Backed Securities, which are highly sensitive to changes in prepayment and interest rates. The Advisor will seek to manage these risks (and potential benefits) by diversifying its investments in such securities and through hedging techniques.

     Although the extent of prepayments on a pool of mortgage loans depends on various economic and other factors, as a general rule prepayments on fixed rate mortgage loans will increase during a period of falling interest rates and decrease during a period of rising interest rates. Accordingly, amounts available for reinvestment by the Portfolios are likely to be greater during a period of declining interest rates and, as a result, likely to be reinvested at lower interest rates than during a period of rising interest rates. Asset-Backed Securities, although less likely to experience the same prepayment rates as Mortgage-Backed Securities, may respond to certain of the same factors influencing prepayments, while at other times different factors will predominate. Mortgage-Backed Securities and Asset-Backed Securities may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

     Asset-Backed Securities present certain risks that are not presented by Mortgage-Backed Securities. Primarily, Asset-Backed Securities do not have the benefit of the same security interest in the related collateral. Credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. Most issuers of Asset-Backed Securities backed by automobile receivables permit the services of such receivables to retain possession of the underlying obligations. If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related Asset-Backed Securities. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of Asset-Backed Securities backed by automobile receivable may not have a proper security interest in all of the obligations backing such receivables. Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities.

     Different types of Asset-Backed Securities and the assets supporting such securities may be subject to additional restrictions, and may be affected by economic, legal and other changes, unique to such securities and assets. For example, a recent legislative proposal to limit credit card interest rates had a significant adverse effect on the market for credit card receivables.

                            INVESTMENT RESTRICTIONS

          The Trust has no fundamental objectives as a whole. Each Portfolio of the Trust has its own objectives. On November 10, 1994, the Board of Directors of the Trust adopted and approved several non-fundamental portfolio investment limitations strictly with respect to the Multi-Sector Portfolio III that differ from those of Multi-Sector Portfolio II and IV-VIII, as set forth herein and in the Prospectus. The following restrictions are fundamental policies. Fundamental policies are those which cannot be changed without the approval of holders of a majority of the outstanding voting securities of the affected Portfolio. "A majority of the outstanding voting securities," when used in this Statement of Additional Information, means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are present in person or represented by proxy or (ii) more than 50% of the outstanding shares. If a percentage restriction on investment or use of assets set forth below is adhered to at the time a transaction is effected, later changes in percentage resulting from changing market values will not be considered a deviation from policy. No Portfolio may:

     (1) invest 25% or more of the value of its total assets in any one industry (Mortgage-Backed Securities and other securities issued or guaranteed by the U.S. government or any agency or instrumentality thereof are not treated as industries); provided, however, that each Portfolio will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property;

     (2) issue senior securities (including borrowing money, including on margin if margin securities are owned) in excess of 33 1/3% of its total assets (including the amount of senior securities issued but excluding any liabilities and indebtedness not constituting senior securities) except that each Portfolio may borrow up to an additional 5% of its total assets for temporary purposes; or pledge its assets other than to secure such issuances or in connection with hedging transactions, short sales, when-issued and forward commitment transactions and similar investment strategies. Each Portfolio's obligations under interest rate swaps are not treated as senior securities;

     (3) make loans of money or property to any person, except through loans of portfolio securities, the purchase of fixed income securities consistent with each Portfolio's investment objective and policies or the acquisition of securities subject to repurchase agreements;

     (4) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own shares each Portfolio may be deemed to be an underwriter;

     (5) invest for the purpose of exercising control over management of any company other than issuers of collateralized mortgage obligations;

     (6) purchase real estate or interests therein other than Commercial and Residential Mortgage-Backed Securities and similar instruments;

     (7) purchase or sell commodities or commodity contracts for any purposes except as, and to the extent, permitted by applicable law without the Portfolio becoming subject to registration with the Commodity Futures Trading Commission as a commodity pool; or

     (8) make any short sale of securities except in conformity with applicable laws, rules and regulations and unless, giving effect to such sale, the market value of all securities sold short does not exceed 25% of the value of each Portfolio's total assets and each Portfolio's aggregate short sales of a particular class of securities does not exceed 25% of the then outstanding securities of that class.

                             DIRECTORS AND OFFICERS

     The officers of the Trust manage its day to day operations. The officers are directly responsible to the Trust's Board of Directors, which sets broad policies for the Trust and chooses its officers. The following is a list of the directors and officers of the Trust and a brief statement of their present positions and principal occupations during the past five years. Unless otherwise indicated, each of the directors is also a director of, and each officer holds the same position with, The BlackRock Income Trust Inc., The BlackRock Target Term Trust Inc., The BlackRock Advantage Term Trust Inc., The BlackRock Strategic Term Trust Inc., The BlackRock 1998 Term Trust Inc., The BlackRock Municipal Target Term Trust Inc., The BlackRock North American Government Income Trust Inc., The BlackRock Insured Municipal Target Term Trust Inc., The BlackRock Investment Quality Term Trust Inc., The BlackRock 2001 Term Trust, Inc., The BlackRock Insured Municipal 2008 Term Trust Inc., The BlackRock California Insured Municipal 2008 Term Trust Inc., The BlackRock Florida Insured Municipal 2008 Term Trust Inc., The BlackRock New York Insured Municipal 2008 Term Trust Inc., The BlackRock 1999 Term Trust Inc.,

The BlackRock Investment Quality Municipal Trust Inc., The BlackRock Broad Investment Grade 2009 Term Trust Inc., The BlackRock California Investment Quality Municipal Trust Inc., The BlackRock Florida Investment Quality Municipal Trust Inc., The BlackRock New Jersey Investment Quality Municipal Trust Inc. and The BlackRock New York Investment Quality Municipal Trust Inc. Messrs. Fink and Schlosstein serve on the Trust's executive committee, which has full authority to exercise all of the powers permitted to such a committee under Maryland law. Unless specified otherwise below, the business address of the directors and officers of the Trust is 345 Park Avenue, New York, New York 10154.


                                                                     Principal Occupation
                                                                     During the Past Five
Name and Address                   Title                         Years and Other Affiliations
----------------                   -----                         ----------------------------
Kent Dixon                      Director,            Consultant/Investor. Former President and Chief
200 Whitfield Street            Treasurer            Executive Officer of Empire Federal Savings Bank
Guilford, CT 06437              and Secretary        of America and BancPLUS Savings Association, former Chairman of the Board,
                                                     President and Chief Executive Officer of Northeast Savings.  Former Director of
                                                     ISFA (the owner of INVEST, a national securities brokerage service designed for banks and thrift institutions).  Director, Empire of America Realty Credit
                                                     Corporation.

Frank J. Fabozzi                Director             Consultant.  Editor of The Journal of Portfolio
225 Summit Avenue                                    Management and Adjunct Professor of Finance
Summit, NJ 07901                                     at the School of Organization and Management at Yale University.  Director,
                                                     Guardian Mutual Funds Group.  Author and editor of several books on  fixed income portfolio management.  Visiting Professor of Finance and Accounting at the Sloan School of Management, Massachusetts Institute of Technology from 1986 to August 1992.

James Grosfeld                  Director and         Consultant/Investor.  Formerly Chairman of the
755 West Big Beaver             President            Board and Chief Executive Officer of PHM Cor-
Road #2200                                           poration (homebuilding and mortgage banking and
Troy, MI 48084                                       finance) (May 1974 - April 1990).


         Directors of the Trust who are not affiliated persons of the Adviser are compensated by the Trust by payment of an annual fee of $2,500 each, plus out-of-pocket expenses.

         The following table sets forth certain information regarding the compensation of the Trust's directors and officers. Except as disclosed below, no executive officer or person affiliated with the Trust received compensation from the Trust for the calendar year ended June 30, 1994 in excess of $60,000.

----------------------------------------------------------------------------------------------------------------
                                              COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------
 Name of Person,        Aggregate Com-        Pension or            Estimated Annual      Total
 Position               pensation from        Retirement Benefits   Benefits Upon         Compensation from
                        Registrant            Accrued as Part of    Retirement            Registrant and Fund
                        (fiscal year)         Fund Expenses                               Complex Paid to
                                                                                          Directors*
----------------------------------------------------------------------------------------------------------------
 Kent Dixon                   $2,500                  **                   **                $162,500 (22)
          Director,
          Treasurer
          and
          Secretary

 Frank J. Fabozzi              2,500                  **                   **                 162,500 (22)
          Director

 James Grosfeld                2,500                  **                   **                 162,500 (26)
          Director
          and
          President

 ------------------------
      * Represents the total compensation paid to such persons during the calendar year ending December 31, 1994 (and, with respect to the Trust, estimated to be paid during a full calendar year). The parenthetical number represents the number of investment companies (including the Trust) from which such person receives compensation that are considered part of the same fund complex as the Trust, because, among other things, they have a common investment adviser.

      **  Not applicable.



                            MANAGEMENT OF THE TRUST

INVESTMENT ADVISORY AGREEMENT

    Pursuant to an Investment Advisory Agreement (the "Advisory Agreement"), the Trust has retained the Adviser to manage the investment of the Portfolio's assets and to provide such investment research, advice and supervision, in conformity with the Portfolio's investment objective and policies, as may be necessary for the operations of the Trust.

    The Advisory Agreement provides, among other things, that the Adviser will bear all expenses of its partners and employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all directors' fees and salaries of the Trust's directors and officers who are affiliated persons (as such term is defined in the Investment Company Act) of the Adviser. The Advisory Agreement provides that each Portfolio will pay to the Adviser for its services a monthly fee in an amount equal to the following percentages of each Portfolio's average daily net asset value on an annualized basis: .40% for the Investment Grade Multi-Sector Portfolio and .50% for each Multi-Sector Portfolios II and IV - VIII. On November 10, 1994, the Board of Directors of the Trust adopted and approved the Investment Advisory Agreement for Multi-Sector Portfolio III which provides that the Advisor will be compensated at the end of each calendar quarter at an annualized rate of .25% of the Portfolio's average month end net assets.

    Although the Adviser intends to devote such time and effort to the business of the Trust as is reasonably necessary to perform its duties to the Trust, the services of the Adviser are not exclusive and the Adviser provides similar services to other investment companies and other clients and may engage in other activities.

    The Advisory Agreement also provides that, in the absence of willful misfeasance, bad faith, negligence or reckless disregard of its obligations thereunder, the Adviser is not liable to the Trust or any of the Trust's stockholders for any act or omission by the Adviser or for any loss sustained by the Trust or the Trust's stockholders, and (other than Multi-Sector Portfolio III) provides for indemnification by the Trust of the Adviser, its partners, employers, agents and affiliates for liabilities incurred by them in connection with their services to the Trust, subject to certain limitations and conditions.

    The Portfolios' Advisory Agreement was approved by the Trust's Board of Directors, including a majority of the directors who are not parties to the Advisory Agreement or interested persons of any such party (as such term is defined in the Investment Company Act), on February 10, 1994. The Advisory Agreement will continue in effect until February 10, 1996, and if not sooner terminated, will continue in effect for successive periods of 12 months thereafter, provided that each continuance with respect to a Portfolio is specifically approved at least annually by both (1) the vote of a majority of the Trust's Board of Directors or the vote of a majority of the outstanding voting securities of the Portfolio (as such term is defined in the Investment Company Act) and (2) by the vote of a majority of the Directors who are not parties to the Advisory Agreement or interested persons (as such term is defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated as to any Portfolio at any time by the Trust, without the payment of any penalty, upon the vote of a majority of the Trust's Board of Directors or a majority of the outstanding voting securities of the Portfolio or by the Adviser, on 60 days' written notice by either party to the other. Except as otherwise provided by order of the SEC or any rule or provision of the Investment Company Act, the Advisory Agreement will terminate automatically in the event of its assignment (as such term is defined in the Investment Company Act and the rules thereunder).

    The Adviser has granted the Trust a non-exclusive license to use the term "BFM" in its name. The Trust has agreed to cease using such name as promptly as practicable in the event that the Adviser ceases to be the investment adviser of the Trust.

THE ADMINISTRATION AGREEMENT

    State Street Bank and Trust Company (the "Administrator"), 1776 Heritage Drive, North Quincy, Massachusetts, acts as the administrator for the Portfolios. Under the administration agreement (the "Administration Agreement") with the Trust, the Administrator administers corporate affairs of the Portfolios subject to the supervision of the Trust's Board of Directors and in connection therewith furnishes the Trust with office facilities together with such clerical services (e.g., preparation of annual and other reports to stockholders and the SEC and Federal, state and local income tax returns) as are not being furnished by the Custodian. In connection with its administration of the corporate affairs of the Portfolios, the Administrator bears the expense of the office space, furnishings and equipment and the personnel required by it to perform the services on the terms indicated in the Administration Agreement. State Street receives an annual fee equal to .08% of each Portfolio's net asset value up to $75 million, .06% of the next $75 million and .04% in excess of $150 million, subject to certain minimum requirements. Such rate is .04% with respect to Multi-Sector Portfolio III.

    The Administration Agreement will automatically continue in effect until terminated. It is terminable by either party on 60 days' prior written notice.

EXPENSES OF THE TRUST

    Except as indicated above, each Portfolio will pay all of its expenses. Expenses directly attributable to a Portfolio are charged to that Portfolio; other expenses are allocated proportionally among all the Portfolios in relation to the net assets of each Portfolio. Expenses include fees of the Directors not affiliated with the Adviser and Board meeting expenses; fees of the Adviser and the Administrator; interest charges; taxes; organization expenses; charges and expenses of the Trust's legal counsel and independent accountants, and of the transfer agent, registrar and dividend disbursing agent of the Trust; expenses of printing and mailing stock certificates, stockholder reports, notices, proxy statements and reports to governmental offices; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses connected with negotiating, effecting purchase or sale, or registering privately issued portfolio securities; custodial fees and expenses for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating and publishing the net asset value of each Portfolio's shares; expenses of membership in investment company associations; expenses of fidelity bonding and other insurance expenses, including insurance premiums; expenses of stockholders meetings; and SEC and state registration fees. The Adviser has agreed to cap the expenses of Multi-Sector Portfolio III (other than advisory fees) at no more than .12% of average net assets per year.


                  DISTRIBUTION AND STOCKHOLDER SERVICING PLAN

    The Trust, on behalf of each Portfolio, has entered into a Distribution Agreement dated as of March 28, 1995, with Provident Distributors, Inc., 259 Radnor-Chester Road, Suite 120, Radnor, Pennsylvania, 19087 (the "Distributor"). The terms of the Distribution Agreement were approved on February 16, 1995 by the vote of a majority of the Directors of the Trust who are not parties to the Distribution Agreement or "interested persons" (as such term is defined by the Investment Company Act) of any party thereto, cast in person at a meeting called for the purpose of voting on such approval.
Pursuant to the terms of the Distribution Agreement, the Distributor serves as the principal underwriter and distributor of the Trust's shares, and in that capacity makes a continuous offering of the Trust's shares and bears the costs and expenses of printing and distributing any copies of any prospectuses and annual and interim reports for the Trust (after such items have been prepared and set in type) which are used in connection with the offering of shares to securities dealers or investors, and the cost and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by securities dealers in connection with the offering of the shares for sale to the public. There is no fee payable by the Trust or any Portfolio pursuant to the Distribution Agreement, and there is no sales or redemption charge. The Distribution Agreement provides for indemnification by the Trust of the Distributor, its partners, employees, agents and affiliates for liabilities incurred by them in connection with their services to the Trust, subject to certain limitations and conditions. The continuance of the Distribution Agreement must be approved in the same manner as the Investment Advisory Agreement, and the Distribution Agreement will terminate automatically if assigned by either party thereto and is terminable with respect to any Portfolio at any time without penalty by the Rule 12b-1 Directors (as defined below) or by vote of a majority of the outstanding shares of the Portfolio (as such term is defined in the Investment Company Act) on not more than 60 days' nor less than 30 days' written notice to the Distributor and by the Distributor on like notice to the Trust.

    The Trust has adopted a Distribution and Stockholder Servicing Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act pursuant to which the Adviser is permitted to use a portion of the advisory fee it receives from the Trust to promote the distribution of the Trust's shares and to enhance the provision of stockholder services. The Plan was approved by a majority of
(i) the directors of the Trust and (ii) the directors of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Rule 12b-1 Directors"). The Plan permits the Adviser to pay fees to the Distributor. The Trust is not required or permitted under the Plan to make payments over and above the amount of the advisory fee to promote the sale of its shares; the Plan merely permits the reallocation of a portion of the advisory fee the Adviser receives to pay for distribution-related activities.

    From amounts received by it under the Plan, the Distributor is authorized to make payments to securities dealers with which the Distributor has entered into solicitation fee agreements. The Distributor may also use a portion of the fee it receives under the Plan to cover the Distributor's cost of marketing services and advertising on behalf of the Portfolios and to compensate institutions who perform support services that would otherwise be performed by the Trust or its agent. These support services may include providing such office space, equipment, telephone facilities and various personnel as may be necessary or beneficial to establish and maintain stockholders' accounts and records, process purchase and redemption transactions, answer routine client inquiries and provide such other services to the Trust and the Portfolios as may reasonably be requested.

    The Plan will continue from year to year, provided that each such continuance is approved at least annually by a vote of the Board of Directors, including a majority vote of the Rule 12b-1 Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to any Portfolio at any time, without penalty, by the vote of a majority of the Rule 12b-1 Directors or by the vote of the holders of a majority of the outstanding shares of the Portfolio. The Plan may not be amended materially without the approval of the Board of Directors, including a majority of the Rule 12b-1 Directors, cast in person at a meeting called for that purpose. Any modification to the Plan which would materially increase the amount of money to be spent by a Portfolio must also be submitted to the stockholders of the Portfolio for approval.

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

    The Adviser is responsible for decisions to buy and sell securities for the Portfolios, the selection of brokers and dealers to effect the transactions and the negotiation of prices and any brokerage commissions. The securities in which the Portfolios invest are traded principally in the over-the-counter market. In the over-the-counter market, securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a mark-up to the dealer. Securities purchased in underwritten offerings generally include, in the price, a fixed amount of compensation for the manager(s), underwriter(s) and dealer(s). The Portfolios may also purchase certain money market instruments directly from an issuer, in which case no commissions or discounts are paid. Purchases and sales of debt securities on a stock exchange are effected through brokers who charge a commission for their services.

    The Adviser's primary considerations in selecting the manner of executing securities transactions for the Portfolios will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size of and difficulty in executing the order, and the best net price. There are many instances when, in the judgement of the Adviser, more than one firm can offer comparable execution services. In selecting among such firms, consideration is given to those firms which supply research and other services in addition to execution services. However, it is not the policy of the Adviser, absent special circumstances, to pay higher commissions to a firm because it has supplied such services.

    The Adviser is able to fulfill its obligations to furnish a continuous investment program to the Portfolios without receiving such information from brokers; however, it considers access to such information to be an important element of financial management. Although such information is considered useful, its value is not determinable, as it must be reviewed and assimilated by the Adviser, and does not reduce the Adviser's normal research activities in rendering investment advice under the Advisory Agreement. It is possible that the Adviser's expenses could be materially increased if it attempted to purchase this type of information or generate it through its own staff.

    One or more of the other accounts which the Adviser manages may own from time to time the same investments as the Portfolio. Investment decisions for the Trust are made independently from those of such other accounts; however, from time to time, the same investment decision may be made for more than one company or account. When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Adviser in its discretion in accordance with the accounts' various investment objectives. In some cases, this system may adversely affect the price or size of the position obtainable for the Portfolio. In other cases, however, the ability of the Portfolio to participate in volume transactions may produce better execution for the Portfolios.

    Although the Advisory Agreement contains no restrictions on portfolio turnover, it is not the policy of the Portfolios to engage in transactions with the objective of seeking profits from short-term trading. It is expected that the annual portfolio turnover rate of the Portfolios will not exceed 400%, excluding securities having a maturity of one year or less. Because it is difficult to predict accurately portfolio turnover rates, actual turnover may be higher or lower. Higher portfolio turnover results in increased Portfolio expenses, including brokerage commissions, dealer mark-ups and other transaction costs on the sale of securities and on reinvestment in other securities. The Adviser will monitor the tax status of the Portfolios under the Internal Revenue Code during periods in which the annual turnover rate of the Portfolios exceeds 100%. To the extent that increased portfolio turnover results in sales at a profit of securities held less than three months, the Portfolio's ability to qualify as a "regulated investment company" under the Internal Revenue Code may be affected. See "Taxes, Dividends and Distributions" below.


                                NET ASSET VALUE

    The net asset value per share of each Portfolio is determined by subtracting from the value of the assets of the Portfolio the amount of its liabilities, and dividing the remainder by the number of outstanding shares of the Portfolio. The Board of Directors has fixed the specific time of day for the computation of the Portfolios' net asset value to be as of 4:00 p.m., New York time. Portfolio securities are valued based on market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Trust's Board of Directors.

    Each Portfolio will compute its net asset value once daily on days that the New York Stock Exchange is open for trading, except on days on which no orders to purchase, sell or redeem shares have been received. The New York Stock Exchange is closed on the following holidays: New Year's Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

    Each Portfolio values Commercial Mortgage-Backed Securities, Residential Mortgage-Backed Securities, and other debt securities on the basis of valuations provided by dealers or by a pricing service, approved by the Trust's Board of Directors, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, various relationships between securities and yield to maturity in determining value. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts. Any securities or other assets for which current market quotations are not readily available are valued at their fair value as determined in good faith under procedures established by and under the general supervision and responsibility of the Trust's Board of Directors.

                       PURCHASE AND REDEMPTION OF SHARES

    Shares of the Portfolio may be purchased and redeemed directly from the Trust or through the Distributor. The Trust expects to pay all redemption requests made with at least thirty (30) days' advance notice in cash. Redemption requests in excess of $250,000 by any single shareholder from a particular portfolio within any three-month period may be paid in kind unless the Trust has received at least thirty (30) days' advance notice and will be paid in kind if the redeeming shareholder so requests and such payment will not adversely affect other shareholders. See "Purchase and Redemption of Shares -- How to Purchase Shares" in the Prospectus. Upon the initial purchase of shares of a Portfolio, a stockholder investment account is established for each investor under which a record of the shares held is maintained by one of the Transfer Agents. The Adviser may at its discretion agree to accept securities rather than cash to fund the purchase of shares in the Trust.

AUTOMATIC REINVESTMENT OF DIVIDENDS AND/OR DISTRIBUTIONS

    For the convenience of investors, all dividends and distributions are automatically reinvested in full and fractional shares of a Portfolio with respect to which the dividend or distribution was made at net asset value per share on the payment date, unless the Board of Directors determines otherwise. A stockholder may direct the Transfer Agent in writing not less than five full business days prior to the payment date to have subsequent dividends and/or distributions sent in cash rather than reinvested.


                       TAXES, DIVIDENDS AND DISTRIBUTIONS

    Each Portfolio intends to elect to qualify and to remain qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code). This relieves the Portfolio (but not its stockholders) from paying federal income tax on income which is distributed to stockholders, and permits net long-term capital gains of the Portfolio (i.e., the excess of net long-term capital gains over net short-term capital losses) to be treated as long-term capital gains of stockholders, regardless of how long stockholders have held their shares in the Portfolio.

    Qualification as a regulated investment company requires, among other things, that (a) at least 90% of the Portfolio's annual gross income (without reduction for losses from the sale or other disposition of securities) be derived from interest, dividends, payments with respect to securities loans, gains from the sale or other disposition of stock, securities, options, futures contracts, forward contracts and foreign currencies, and certain other income derived with respect to its business of investing in stock, securities or currencies; (b) the Portfolio derive less than 30% of its gross income from gains (without reduction for losses) from the sale or other disposition of securities, options thereon, futures contracts, options thereon and forward contracts, in each case held for less than three months; (c) the Portfolio diversify its holdings so that, at the end of each quarter of the taxable year,
(i) at least 50% of the market value of the Portfolio's assets is represented by cash and cash items (including receivables), U.S. Government obligations, securities of other regulated investment companies and other securities limited in respect of any one issuer to an amount not greater than 5% of the Portfolio's assets and 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its assets is invested in the securities of any one issuer (other than U.S. Government obligations). In addition, in order not to be subject to federal income tax, the Portfolio must distribute to its stockholders at least 90% of its net investment income and short-term capital gains earned in each year.

    Gains or losses on sales of securities by a Portfolio generally will be treated as long-term capital gains or losses if the securities have been held by it for more than one year. Other gains or losses on the sale of securities will be short-term capital gains or losses.

    Gains or losses on the sale, lapse or other termination of options on securities will generally be treated as gains and losses from the sale of securities (assuming they do not qualify as "Section 1256 contracts"). Certain of the Portfolio's transactions may be subject to wash sale and short sale provisions of the Internal Revenue Code. In addition, debt securities acquired by the Portfolio may be subject to original issue discount and market discount rules.

    "Regulated futures contracts" and certain listed options which are not "equity options" constitute "Section 1256 contracts" and will be required to be "marked to market" (that is, treated as having been sold at market value) for federal income tax purposes at the end of the Portfolio's taxable year. Sixty percent of any gain or loss recognized on such "deemed sales" and on actual dispositions will be treated as long-term capital gain or loss and the remainder will be treated as short-term capital gain or loss. In addition, positions which are part of a "straddle" are subject to rules which apply certain wash sale and short sale provisions of the Internal Revenue Code. A Portfolio may be required to defer the recognition of losses on positions it holds to the extent of any unrecognized gain on offsetting positions held by the Portfolio. Because only a few regulations implementing the straddle rules have been promulgated, the tax consequences to the Portfolio of some hedging transactions may not be entirely clear. A Portfolio's ability to enter into futures contracts, options thereon and options on securities may be affected by the 30% limitation on gains derived from securities held less than three months, discussed above. Because application of the straddle rules may affect the character of gains or losses, defer losses or accelerate the recognition of gains or losses from the affected straddle positions, the amount that will be distributed to stockholders, and that will be taxed to stockholders as ordinary income or long-term capital gains, may be increased or decreased as compared to a fund that did not engage in hedging transactions.

    Distributions of net investment income and net short-term capital gains will be taxable to the stockholder at ordinary income rates regardless of whether the stockholder receives such distributions in additional shares or cash. Distributions of net long-term capital gains, if any, are taxable as long-term capital gains regardless of how long the Portfolio shares have been held. However, if a stockholder holds shares in the Portfolio six months or less, then any loss recognized on the sale of such shares will be treated as long-term capital loss to the extent of any distribution on the shares which was treated as long-term capital gain. Stockholders will be notified annually by the Trust as to the federal tax status of distributions made by the Portfolio.

    Each Portfolio is subject to a nondeductible 4% excise tax if it does not distribute 98% of its ordinary income on a calendar year basis and 98% of its capital gains on an October 31 year-end basis. The Portfolio intends to distribute its income and capital gains in the manner necessary to avoid imposition of the 4% excise tax. Dividends and distributions generally are taxable to stockholders in the year in which they are received; however, dividends declared in October, November and December payable to stockholders of record on a specified date in October, November and December and paid in the following January will be treated as having been paid by the Portfolio and received by stockholders in such prior year. Under this rule, a stockholder may be taxed in one year on dividends or distributions actually received in January of the following year.

    Any loss realized on a sale, redemption or exchange of shares of the Portfolio by a stockholder will be disallowed to the extent the shares are replaced within a 61-day period beginning 30 days before the disposition of the shares. Shares purchased pursuant to the reinvestment of a dividend will constitute a replacement of shares.

    Each Portfolio declares dividends daily based on actual net investment income determined in accordance with generally accepted accounting principles. A portion of such dividends may also include projected net investment income. Each Portfolio's net capital gains, if any, will be distributed at least annually. In determining the amount of capital gains to be distributed, any capital loss carry forwards from prior years will be offset against capital gains. In the event that a stockholder's shares are redeemed on a date other than the monthly dividend payment date, the proceeds of such redemption will equal the net asset value of the shares redeemed plus the amount of all dividends declared through the date of redemption.

    Any dividends or distributions paid shortly after a purchase by an investor may have the effect of reducing the per share net asset value of the investor's shares by the per share amount of the dividends or distributions. Furthermore, such dividends or distributions, although in effect a return of capital, are subject to federal income taxes. Therefore, prior to purchasing shares of the Portfolio, the investor should carefully consider the impact of dividends or capital gains distributions which are expected to be or have been announced. Distributions also may be subject to state, local and foreign taxes.

    The foregoing is a general and abbreviated discussion of tax consequences of investment in the Portfolio. Investors are urged to consult their own tax advisers to determine the effect of investment in the Portfolio upon their individual tax situations.


                            PERFORMANCE INFORMATION

    Each Portfolio may from time to time advertise its yield as calculated over a 30-day period. This yield will be computed by dividing the Portfolio's net investment income per share earned during this 30-day period by the maximum offering price per share on the last day of this period. Yield is calculated according to the following formula:


                                       a-b      6
                         YIELD = 2[( ------- +1) -1]
                                       cd


    Where:   a=  dividends and interest earned during the period.
             b= expenses accrued for the period (net of reimbursements). c= the average daily number of shares outstanding during the period that were entitled to receive dividends.
             d= the maximum offering price per share on the last day of the period.

    Total return of the Portfolio is computed by finding the average annual compounded rates of return over the 1, 5, or 10 year periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                                        n
                                  P(1+T) =ERV

     Where:  P=   a hypothetical initial payment of $1000.
             T=   average annual total return.
             n=   number of years.
             ERV= ending redeemable value of a hypothetical $1000 payment made at the beginning of the 1, 5 or 10 year periods at the end of the 1, 5 or 10 year periods
                  (or fractional portion thereof).


               CUSTODIAN, TRANSFER AND DIVIDEND DISBURSING AGENT

     State Street Bank and Trust Company ("State Street"), Global Client Support, P.O. Box 1978, Boston, Massachusetts 02105, serves as Custodian for the Portfolio's securities and cash, and in that capacity maintains certain financial and accounting books and records pursuant to an agreement with the Trust.

     State Street also serves as the Transfer Agent and the Dividend Disbursing Agent for the Portfolio. It provides customary transfer agency and dividend disbursing services to the Portfolio. It provides customary transfer agency and dividend disbursing services to the Portfolio, including the handling of stockholder communications, the processing of stockholder transactions, the maintenance of stockholder account records, the payment of dividends and distributions and related functions.


                                    EXPERTS

     Deloitte & Touche LLP, New York, New York, has been selected as the independent auditors for the Trust and in that capacity audits the Portfolios' annual financial statements.